Exhibit 5.1

October 9, 2013

Board of Directors

WaferGen Bio-systems, Inc.

7400 Paseo Padre Parkway

Fremont, California 94555

Re: Registration Statement/Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to WaferGen Bio-systems, Inc. (the “Company”) in connection with the filing by the Company of a Registration Statement on Form S-1 (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offering from time to time of 10,949,689  shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”).

As the special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion.

Based upon and subject to the foregoing, it is our opinion that the Shares have been duly authorized, and when issued will be validly issued, fully paid, and non-assessable.

            We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

         Sincerely,

          /s/ McDONALD CARANO WILSON LLP

          McDONALD CARANO WILSON LLP